Exhibit 99.1

“From Break-Ins to Breakthroughs” Case Study Published by AITX’s Subsidiary Robotic Assistance Devices

How a Multiple RAD ROSA System Reshaped an HOA Community’s Security

Detroit, Michigan, August 22, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today published a case study reviewing the overwhelmingly positive results from the successful deployment of multiple ROSA security robots at a multi-family community in San Jose, California.

The case study titled “From Break-Ins to Breakthroughs: How a Multiple RAD ROSA System Reshaped an HOA Community’s Security” highlights the transformation of Westside Manor Homeowners Association from a vulnerable community plagued by often dangerous break-ins to a secure environment through the adoption of RAD’s innovative security technology. Struggling with limited funds and frustrated with previously ineffective measures, the HOA partnered with EPIC Security Works, a RAD authorized dealer, to deploy multiple ROSA devices equipped with AI analytics, lights, audio, and visual messaging. This innovative approach led to a significant reduction in break-ins, effectively transforming the community’s security landscape.

“This case study summarizes the detailed and coordinated efforts that RAD, its dealers, remote monitoring partners, property managers and end users perform as we successfully disrupt the security and #proptech marketplaces,” said Steve Reinharz, CEO of AITX and RAD. “I am so proud of this winning combination where everything and everybody worked together enabling a safe and more secure environment for the community’s residents.”

The case study can be viewed online at www.radsecurity.com/case-study-westside-manor-hoa/

ROSA is a multiple award-winning, compact, self-contained, portable, security and communication solution that can be deployed in about 15 minutes. Like other RAD solutions, it only requires power as it includes all necessary communications hardware. ROSA’s AI-driven security analytics include human, firearm, vehicle detection, license plate recognition, responsive digital signage and audio messaging, and complete integration with RAD’s software suite notification and autonomous response library. Two-way communication is optimized for cellular, including live video from ROSA’s dual high-resolution, full-color, always-on cameras. RAD has published four Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at multi-family communities, car rental locations and construction sites across the country.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances that the Company will meet its expectations with respect to its future sales volume or becoming cash flow positive. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz